Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vista Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value to be issued pursuant to deferred share units to be granted under the Registrant’s Deferred Share Unit Plan	Rule 457(c) and (h)	1,634,021(1)(2)	$0.48(3)	$784,330.08	$147.60 per $1,000,000	$115.77
Total Offering Amounts					$784,330.08		$115.77
Total Fee Offsets							-
Net Fee Due							$115.77

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional common shares, no par value (the “Common Stock”) of Vista Gold Corp. (the “Registrant”) that become issuable under the Registrant’s Deferred Share Unit Plan to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)Represents common shares to be issued upon vesting and settlement of awards granted under the Deferred Share Unit Plan.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The NYSE American, on June 10, 2024.